THERMAL TENNIS INC.
4950 Golden Springs Drive
Reno, Nevada  89509

July 23, 2012

By Filing on EDGAR

John Dana Brown
Securities and Exchange Commission
Division of Corporation Finance
Washington, D.C.  20549

Re:           Thermal Tennis Inc.
File No. 000-54476

To Whom It May Concern:

Please be advised that Thermal Tennis Inc., (the “Company”) in connection with its filing of Form 10-12G together with all amendments thereto (collectively the “filings”) and in response to the comments of the staff relative to the filings, the Company acknowledges that:

•           The Company is responsible for the adequacy and accuracy of the disclosure in the filings;

•           Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•           The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Robert R. Deller
______________________________________
Robert R. Deller, CEO